Exhibit 15.1

Consent of Independent Registered
Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 of Vale S.A. (No. 333-184553) and Vale Overseas Limited (No. 333-184553-01) and the Registration Statements on Form S-8 of Vale S.A. (Nos. 333-164748 and 333-172847) of our report dated February 26, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 20-F.

/s/ Ivan Michael Clark
Ivan Michael Clark
Engagement Leader

PricewaterhouseCoopers Auditores Independentes
Rio de Janeiro, Brazil
March 27, 2014